Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Bitmine Immersion Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	2	Equity	Common Stock, $0.0001 par value per share	457(o)	-	-	$365,240,050.00	0.00015310	$55,918.25
Fees to Be Paid	3	Equity	Warrants to purchase Common Stock	457(g)	10,435,430	-	$0.00	0.00015310	$0.00
Fees to Be Paid	4	Equity	Common Stock issuable upon exercise of warrants	Rules 457(g)	10,435,430	$87.50	$913,100,125	0.00015310	$139,795.64
		Total Offering Amounts					$1,278,340,175.00		$195,713.89
		Total Fees Previously Paid							$-
		Total Fee Offsets							-
		Net Fee Due							$195,713.89

(1)	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), Bitmine Immersion Technologies, Inc. initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of, the Registration Statement on Form S-3ASR (SEC File No. 333-288579) filed on July 9, 2025. In addition, pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	In accordance with Rule 457(o), the registrant is paying fees in connection with the $365,240,050.00 of the registrant’s common stock that will be issued pursuant to the Securities Purchase Agreement, dated September 22, 2025.
(3)	In accordance with Rule 457(g), the entire fee is allocated to the common stock underlying the warrants.
(4)	In accordance with Rule 457(g), the initial exercise price of the warrants of $87.50 per share of common stock is being used to calculate the filing fee.